Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information sets forth selected pro forma consolidated financial information for WillScot Corporation (the “Company,” “WillScot” or “we,” “us,” or “our”) and is derived from and should be read in conjunction with, the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 10-K”), the consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (the “Q1 2018 10-Q”), and ModSpace Holdings, Inc.’s (“ModSpace”) historical consolidated financial statements included as Exhibits 99.1 and 99.2 to the Current Report on Form 8-K filed on July 24, 2018 incorporated by reference in this offering memorandum.

On June 21, 2018, we entered into an agreement and plan of merger (the “Merger Agreement”) with ModSpace pursuant to which our newly-formed acquisition subsidiary, Mason Merger Sub, Inc. (“Merger Sub”) will merge with and into ModSpace, with ModSpace as the surviving entity and continuing as our indirect subsidiary (the “ModSpace Acquisition”). The unaudited pro forma condensed combined financial information set forth below has been prepared to reflect adjustments to our financial condition and results of operations to give effect to the following items:

i.                                          the consummation of the ModSpace Acquisition, including our issuance of shares of our common stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase shares of Common Stock (the “the Warrants”) to the sellers of ModSpace;

ii.                                       the Financing Transactions (as defined and discussed below),

iii.                                    the effects of the acquisition of Acton Mobile Holdings, LLC (“Acton”), which closed on December 20, 2017 (the “Acton Acquisition”);

iv.                                   the effects of the business combination of Double Eagle Acquisition Corp. and Williams Scotsman International, Inc., which we completed on November 29, 2017 (the “Business Combination”), on the historical capital structure; and

v.                                      Transaction costs expected to be incurred in connection with the ModSpace Acquisition and Financing Transactions.

As referred to above, the “Financing Transactions” includes:

•                  our issuance of 8,000,000 shares of our Common Stock in an underwritten public offering at $16.00 per share (the “Equity Offering”),

•                  the entry by our indirect subsidiary, Williams Scotsman International, Inc. (“WSII”) and certain of its subsidiaries into a first amendment (the “Amended ABL Facility”) to the ABL Credit Agreement, dated as of November 29, 2017 (the “ABL Facility”) among WSII, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as agent and collateral agent. The Amended ABL Facility will become effective upon the closing of the ModSpace Acquisition and increases borrowing capacity under the ABL Facility from $600 million to $1.35 billion, with an accordion feature allowing aggregate borrowing capacity of up to $1.8 billion. Upon the closing of the ModSpace Acquisition, we expect total borrowings of $852.3 million under the ABL Facility, which represents an incremental $505.0 million in proceeds;

•                  WSII’s issuance of $300 million in aggregate principal amount of senior secured notes (the “Secured Notes”) to qualified institutional buyers pursuant to Rule 144A and

Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) (the “Secured Notes Offering”); and

•                  WSII’s issuance of $200 million in aggregate principal amount of senior unsecured notes (the “Unsecured Notes”) in a private placement transaction (the “Unsecured Financing”).

We refer to the entry into the Amended ABL Facility and the amounts to be funded thereunder, the Secured Notes Offering and the Unsecured Financing collectively as the “Other Financing Transactions.” We refer to the Equity Offering and the Other Financing Transactions collectively as the “Financing Transactions.” We refer to the ModSpace Acquisition, the Acton Acquisition, the Business Combination and the Financing Transactions collectively as the “Transactions.”

In connection with our entry into the Merger Agreement and pursuant to an amended and restated commitment letter (the “ABL/Bridge Debt Commitment Letter”), dated July 5, 2018, by and among Bank of America, N.A., Deutsche Bank AG New York Branch, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Credit Suisse AG and ING Capital LLC (collectively, with certain of their respective affiliates, the “Lenders”) and us, the Lenders committed to provide (i) an incremental ABL loan facility in an aggregate principal amount of up to $750.0 million; (ii) a senior secured bridge loan facility in an aggregate principal amount of up to $280 million (the “Secured Bridge Facility”); and (iii) a senior unsecured bridge loan facility in an aggregate principal amount of up to $320 million (the “Unsecured Bridge Facility”), on the terms and subject to the conditions set forth in the ABL/Bridge Debt Commitment Letter, to fund a portion of the Cash Consideration for the ModSpace Acquisition and to pay related fees and expenses. Although we do not currently expect to make any borrowings under the Unsecured Bridge Facility or the Secured Bridge Facility, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the Unsecured Bridge Facility and/or the Secured Bridge Facility if we do not generate sufficient net proceeds from the Equity Offering to partially finance the ModSpace Acquisition and related fees and expenses. The ABL/Bridge Debt Commitment Letter provides that any net cash proceeds received by us from the Equity Offering will, to the extent they are to be used to fund the ModSpace Acquisition, reduce the commitments of the Lenders as follows: (i) first, the commitments of the Lenders in respect of the Unsecured Bridge Facility will be automatically and immediately reduced and terminated, on a dollar-for-dollar basis, by the first $70.0 million of such proceeds and (ii) second, to the extent those proceeds exceed $70.0 million, amounts to be funded under the ABL Facility will be automatically and immediately reduced, on a dollar-for-dollar basis, by the amount of such excess. We expect the Bridge Facilities to be undrawn at the closing of the ModSpace Acquisition as a result of the Financing Transactions.

In connection with our entry into the Merger Agreement and pursuant to a commitment letter (the “Unsecured Debt Commitment Letter”), dated July 24, 2018, by and among AlbaCore Capital LLP, Canyon Value Realization Fund, L.P. (collectively, with certain of their respective affiliated or managed funds or accounts, the “Unsecured Lenders”) and us, the Unsecured Lenders committed to purchase senior unsecured notes (the “Unsecured Notes”) in an aggregate principal amount of up to $200.0 million, on the terms and subject to the conditions set forth in the Unsecured Debt Commitment Letter, to fund a portion of the Cash Consideration for the ModSpace Acquisition and to pay related fees and expenses. To the extent that the aggregate gross proceeds from (i) the Equity Offering and (ii) the Unsecured Financing (to the extent the proceeds from the Unsecured Financing are funded into an escrow account for the purpose of funding the Cash Consideration for the Modspace Acquisition) are at least $300 million, then the Unsecured Bridge Facility commitment under the ABL/Bridge Debt Commitment Letter will be cancelled and terminated in full. The Unsecured Notes will mature 5 years and 3 months after the date of issuance. The Unsecured Notes will bear interest at a rate of 10.0% per annum if paid in cash (or if paid in kind, 11.5% per annum) for the first 2 years and 6 months after the date of issuance and thereafter increasing to 12.5% per annum with no paid in kind option, in each case payable semi-annually. The Unsecured Notes will be WSII’s general unsecured obligations and will rank pari passu in right of payment with all of WSII’s existing and future senior indebtedness, effectively junior to all of WSII’s existing and future secured indebtedness, including the Amended ABL Facility, WSII’s existing 7.875% senior secured notes due 2022 (the “2022 Notes”) and the Secured Notes, to the extent of the value of the collateral securing such indebtedness, and senior in right of payment to any of WSII’s future unsecured subordinated indebtedness. In connection with the Equity Offering, we granted the underwriters a 30 day option to purchase up to an additional 1,200,000 shares of our Common Stock at $16.00 per share less underwriting discounts. In the event the underwriters exercise this option in whole or in part we expect to reduce on a dollar for dollar basis the size of our incremental borrowings under the Amended ABL Facility. A reduction in incremental borrowings under the Amended ABL Facility of $1 million would cause our interest expense presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, the three months ended March 31, 2017 and the three months ended March 31, 2018 to decrease by approximately $46 thousand, $12 thousand and $12 thousand, respectively.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of WillScot, Acton and ModSpace described below. Our fiscal year is different than ModSpace’s historical fiscal year. Our fiscal year ends on December 31, while ModSpace’s historical fiscal year ends on September 30. In preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, certain historical financial information for ModSpace was reclassed to align with WillScot’s annual reporting period. To adjust the historical operating results of ModSpace’s September fiscal year, we added the operating results for the three months ended December 31, 2017 (Successor), and subtracted the operating results for the three months ended December 31, 2016 (Predecessor) from the year ended September 30, 2017 for ModSpace Statement of Operations, to arrive at the reclassed statement of operations for the twelve months ended December 31, 2017 for ModSpace. The ModSpace operating results for the three months ended December 31, 2017 and 2016 are derived from the historical unaudited interim financial statements of ModSpace included in our Current Report on Form 8-K filed on July 24, 2018 incorporated by reference in this offering memorandum. The periods were derived by taking the ModSpace historical unaudited statement of operations for the six month ended March 31, 2017 and 2016, respectively, and subtracting the three months ended March 31, 2017 and 2016, respectively. In addition, certain reclassifications were made to the reported financial information of ModSpace to conform to the reporting classifications of WillScot.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines:

•                  the audited historical consolidated statement of operations of Willscot for the year ended December 31, 2017;

•                  the reclassed unaudited historical consolidated statement of operations of ModSpace for the twelve months ended December 31, 2017; and

•                  the unaudited historical consolidated statement of operations of Acton for the period from January 1, 2017 to December 20, 2017.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2018 combines:

•                  the unaudited historical consolidated statement of operations of WillScot for the three months ended March 31, 2018 (historical statements include Acton operating results as it was a wholly owned subsidiary of WillScot during this period); and

•                  the unaudited historical consolidated statement of operations of ModSpace for the three months ended March 31, 2018.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2017 combines:

•                  the unaudited historical consolidated statement of operations of WillScot for the three months ended March 31, 2017; and

•                  the unaudited historical consolidated statement of operations of ModSpace for the three months ended March 31, 2017; and

•                  the unaudited historical consolidated statement of operations of Acton for the period from January 1, 2017 to March 31, 2017.

The unaudited pro forma condensed combined balance sheet as of March 31, 2018 combines:

•                  the unaudited historical consolidated balance sheet of WillScot as of March 31, 2018 (historical statements include Acton as it was a wholly owned subsidiary of WillScot during this period); and

•                  the unaudited historical consolidated balance sheet of ModSpace as of March 31, 2018.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is based on, derived from, and should be read in conjunction with, our historical audited financial statements as set forth in our 2017 10-K. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is also based on, derived from, and reclassed from ModSpace’s historical audited financial statements for the fiscal year ended September 30, 2017 and should be read in conjunction with ModSpace’s historical audited financial statements included in this Current Report on Form 8-K filed on July 24, 2018 incorporated by reference in this offering memorandum, as adjusted to conform to our calendar year end, and the historical unaudited consolidated statement of operations of Acton for the period from January 1, 2017 to December 20, 2017. The unaudited pro forma condensed statement of operations for the year ended December 31, 2017 does not include the operating results of Tyson Onsite (“Tyson”), which we acquired on January 3, 2018.

Our balance sheet as of March 31, 2018 and our statement of operations for the three months ended March 31, 2018 and 2017 are based on, derived from, and should be read in conjunction with, our historical unaudited financial statements, included in our Q1 2018 for the quarter ended March 31, 2018. ModSpace’s balance sheet as of March 31, 2018 and statement of operations for the three months ended March 31, 2018 and 2017 are based on, and derived from, ModSpace’s historical unaudited financial statements, and should be read in conjunction with, ModSpace’s historical unaudited financial statements, included in the Current Report on Form 8-K filed on July 24, 2018 incorporated by reference in this offering memorandum.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017, the three months ended March 31, 2018, and the three months ended March 31, 2017 assume that the Transactions occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 assumes that the Transactions occurred on March 31, 2018. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated consolidated financial position or future results of operations of the combined company. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to the ModSpace Acquisition, or the costs to achieve these cost savings or restructuring actions. The pro forma financial information also does not include the impact of any non-recurring activity and one-time transaction-related costs. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Transactions related thereto, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results.

The ModSpace Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standard Codification No. 805, “Business Combinations,” (“ASC 805”) and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Under ASC 805, the Company values assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions by management, including estimating future cash flows, and developing appropriate discount rates. Under ASC 805, transaction costs are not included as a component of consideration transferred, and are expensed as incurred. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the ModSpace Acquisition. The purchase price allocation is subject to completion of the Company’s final analysis of the fair value of the assets and liabilities of ModSpace as of the effective date of the ModSpace Acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary. Adjustments to the preliminary purchase price allocation could be material. The Company believes the fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions using currently available data.

This unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent what our results of operations would actually have been if the Transactions had occurred on the dates indicated nor do they purport to project our results of operations for any future period.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2018

(In thousands)

	Historical WillScot as of March 31, 2018	Equity Offering Adjustments		Pro Forma As Adjusted	Historical ModSpace reclassed as of March 31, 2018 (Successor)	ModSpace Acquisition Adjustments		Other Financing Transaction Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$2,861	$121,310	(3k)	$124,171	$9	$(1,063,750	)(3a)	$977,035	(3j)	$37,465
Trade receivables, net of allowance for doubtful accounts	94,377	—		94,377	65,272	—		—		159,649
Inventories	10,336	—		10,336	7,783	—		—		18,119
Prepaid expenses and other current assets	13,518	—		13,518	6,069	—		—		19,587
Total current assets	121,092	121,310		242,402	79,133	(1,063,750)		977,035		234,820
Rental equipment, net	1,065,988	—		1,065,988	847,374	—	(3b)	—		1,913,362
Property, plant and equipment, net	82,944	—		82,944	123,546	—	(3b)	—		206,490
Goodwill	32,972	—		32,972	—	234,318	(3c)	—		267,290
Intangible assets, net	126,059	—		126,059	12,814	(718	)(3d)	—		138,155
Other non-current assets	3,418	—		3,418	164	—		—		3,582
Total long-term assets	1,311,381	—		1,311,381	983,898	233,600		—		2,528,879
Total assets	$1,432,473	$121,310		$1,553,783	$1,063,031	$(830,150)		$977,035		$2,763,699
Liabilities
Accounts payable	46,887	—		46,887	6,700	—		—		53,587
Accrued liabilities	41,508	—		41,508	26,738	36,144	(3e)	—		104,390
Accrued interest	8,723	—		8,723	2,202	(2,202	)(3f)	—		8,723
Deferred revenue and customer deposits	48,676	—		48,676	13,426	—		—		62,102
Current portion of long-term debt	1,884	—		1,884	449,759	(449,759	)(3f)	—		1,884
Total current liabilities	147,678	—		147,678	498,825	(415,817)				230,686
Long-term debt	662,199	—		662,199	58,904	(58,904	)(3f)	977,035	(3j)	1,639,234
Deferred tax liabilities	119,209	—		119,209	45,057	(7,759	)(3g)	—		156,507
Deferred revenue and customer deposits	6,038	—		6,038	—	—		—		6,038
Other non-current liabilities	19,250	—		19,250	—	—		—		19,250
Long-term liabilities	806,696	—		806,696	103,961	(66,663)		977,035		1,821,029
Total liabilities	954,374	—		954,374	602,786	(482,480)		977,035		2,051,715
Commitments and Contingencies
Class A common Stock	8	1	(3k)	9	292	(291	)(3h)	—		10
Class B common stock	1	—		1	—	—		—		1
Additional paid-in-capital	2,122,047	121,309	(3k)	2,243,356	450,127	(315,635	)(3h)	—		2,377,848
Accumulated other comprehensive loss	(51,798)	—		(51,798)	1,784	(1,784	)(3h)	—		(51,798)
Accumulated deficit	(1,640,466)	—		(1,640,466)	8,042	(36,612	)(3h)	—		(1,669,036)
Total shareholders’ equity	429,792	121,310		551,102	460,245	(354,322)		—		657,025
Non-controlling interest	48,307	—		48,307	—	6,652	(3i)	—		54,959
Total equity	478,099	121,310		599,409	460,245	(347,670)		—		711,984
Total liabilities and invested equity	$1,432,473	$121,310		$1,553,783	$1,063,031	$(830,150)		$977,035		$2,763,699

See notes to unaudited pro forma condensed combined balance sheet.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THREE MONTHS ENDED MARCH 31, 2018

(In thousands, except loss per share data)

	Historical WillScot for the three months ended March 31, 2018	ModSpace reclassed for the three months ended of March 31, 2018 (Successor)	ModSpace Acquisition Adjustments		Other Financing Transaction Adjustments		ProForma Combined
Revenues:
Leasing and service revenue:
Modular leasing	$97,262	$66,486	$—		$—		$163,748
Modular delivery and installation	26,250	24,852	—		—		51,102
Sales:
New units	7,428	10,553	—		—		17,981
Rental units	3,811	7,451	—		—		11,262
Total revenues	134,751	109,342	—		—		244,093
Costs:
Cost of leasing and services:
Modular leasing	27,162	17,260	—		—		44,422
Modular delivery and installation	25,521	20,623	—		—		46,144
Cost of sales:
New units	4,987	7,843	—		—		12,830
Rental units	2,315	4,612	—		—		6,927
Depreciation of rental equipment	23,845	11,762	—		—		35,607
Gross profit	50,921	47,242	—		—		98,163
Expenses:
Selling, general and administrative	45,214	37,769	—		—		82,983
Other depreciation and amortization	2,436	2,796	500	(4a)	—		5,732
Impairment losses on goodwill	—	—	—		—		—
Restructuring costs	628	—	—		—		628
Currency (gains) losses, net	1,024	—	—		—		1,024
Other income (expense), net	(2,845)	(1,828)	—		—		(4,673)
Operating income (loss)	4,464	8,505	(500)		—		12,469
Interest expense	11,719	7,773	—		10,139	(4d)	29,631
Interest income	—	—	—		—		—
Income (loss) from continuing operations before income tax	(7,255)	732	(500)		(10,139)		(17,162)
Income tax expense (benefit)	(420)	(209)	(129	)(4b)	(2,616	)(4e)	(3,374)
Income (loss) from continuing operations	(6,835)	941	(371)		(7,523)		(13,788)
Income (loss) from discontinued operations, net of tax	—	—	—		—		—
Net income (loss)	(6,835)	941	(371)		(7,523)		(13,788)
Less net loss attributable to non-controlling interest, net of tax	(648)	—	(606	)(4c)	—		(1,254)
Total income (loss) loss attributable to WSC	$(6,187)	$941	$235		$(7,523)		$(12,534)
Historical per share information
Net loss per share attributable to WSC—basic and diluted (4f)
Continuing operations	$(0.08)						$—
Weighted average shares
Basic and diluted	77,189,774						—
Pro forma loss per share data (4f)
Pro forma net loss per share	$(0.07)						$(0.13)
Pro forma weighted average shares
Basic and diluted	85,189,774						93,648,274

See notes to unaudited pro forma condensed combined statement of operations.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THREE MONTHS ENDED MARCH 31, 2017

(In thousands, except loss per share data)

	Historical			Historical				Historical ModSpace (Reclassed)
	WillScot for the three months ended March 31, 2017	Business Combination Adjustment		Acton from January 1, 2017 to March 31, 2017	Acton Acquisition Adjustment		Pro Forma As Adjusted	January 1, 2017 to March 2, 2017 (Predecessor)	March 3, 2017 to March 31, 2017 (Successor)	ModSpace Acquisition Adjustments		Other Financing Transaction Adjustments		Pro Forma Combined
Revenues:
Leasing and service revenue:
Modular leasing	$68,987	$—		$11,552	$—		$80,539	$41,493	$11,575	$—		$—		$133,607
Modular delivery and installation	19,004	—		9,127	—		28,131	16,961	10,294	—		—		55,386
Sales:
New units	5,486	—		666	—		6,152	7,924	3,746	—		—		17,822
Rental units	5,844	—		812	—		6,656	4,405	3,543	—		—		14,604
Total revenues	99,321	—		22,157	—		121,478	70,783	29,158	—		—		221,419
Costs:
Cost of leasing and services:
Modular leasing	19,102	—		3,770	—		22,872	11,414	6,144	—		—		40,430
Modular delivery and installation	18,133	—		5,442	—		23,575	14,652	8,773	—		—		47,000
Cost of sales:
New units	3,720	—		553	—		4,273	6,445	2,742	—		—		13,460
Rental units	3,708	—		421	—		4,129	3,356	2,730	—		—		10,215
Depreciation of rental equipment	16,720	—		3,039	719	(6a)	20,478	10,808	3,726	—		—		35,012
Gross profit	37,938	—		8,932	(719)		46,151	24,108	5,043	—		—		75,302
Expenses:
Selling, general and administrative	32,761	—		7,270	(104	)(6b)	39,927	18,209	10,771	—		—		68,907
Other depreciation and amortization	1,941	—		650	94	(6d)	2,685	1,383	772	500	(4a)	—		5,340
Impairment losses on goodwill	—	—		—	—		—	—	—	—		—		—
Restructuring costs	284	—		—	—		284	3,164	135	—		—		3,583
Currency (gains) losses, net	(2,002)	1,718	(5a)	—	—		(284)	—	—	—		—		(284)
Other income (expense), net	130	—		—	—		130	(227)	561	—		—		464
Loss on reorganization items, net	—	—		—	—		—	92,450	—	—		—		92,450
Operating income (loss)	4,824	(1,718)		1,012	(709)		3,409	(90,871)	(7,196)	(500)		—		(95,158)
Interest expense	24,661	(15,235	)(5b)	1,178	1,184	(6e)	11,788	15,275	2,585	—		(6	)(4d)	29,642
Interest income	(2,584)	2,584	(5b)	—	—		—	—	—	—		—		—
Income (loss) from continuing operations before income tax	(17,253)	10,933		(166)	(1,893)		(8,379)	(106,146)	(9,781)	(500)		6		(124,800)
Income tax expense (benefit)	(4,869)	2,821	(5c)	—	(531	)(6f)	(2,579)	(9,516)	(3,834)	(129	)(4b)	1	(4e)	(16,057)
Income (loss) from continuing operations	(12,384)	8,112		(166)	(1,362)		(5,800)	(96,630)	(5,947)	(371)		5		(108,743)
Income (loss) from discontinued operations, net of tax	2,205	—		—	—		2,205	—	—	—		—		2,205
Net income (loss)	(10,179)	8,112		(166)	(1,362)		(3,595)	(96,630)	(5,947)	(371)		5		(106,538)
Less net loss attributable to non-controlling interest, net of tax	—	—		—	—		—	—	—	(9,888	)(4c)	—		(9,888)
Total income (loss) loss attributable to WSC	$(10,179)	$8,112		$(166)	$(1,362)		$(3,595)	$(96,630)	$(5,947)	$9,517		$5		$(96,650)
Net (loss) income per share attributable to WSC—basic and diluted (4f)
Continuing operations	$(0.85)						$(0.08)							$(1.11)
Weighted Average Shares
Basic and diluted	14,545,833	57,673,941					72,219,774
Total pro forma shares outstanding														88,678,274

See notes to unaudited pro forma condensed combined statement of operations.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands, except loss per share data)

	Historical			Historical				Historical ModSpace (Reclassed)
	WillScot for the twelve months ended December 31, 2017	Business Combination Adjustment		Acton from January 1, 2017 to December 20, 2017	Acton Acquisition Adjustment		Pro Forma As Adjusted	January 1, 2017 to March 2, 2017 (Predecessor)	March 3, 2017 to December 31, 2017 (Successor)	ModSpace Acquisition Adjustments		Other Financing Transaction Adjustments	Pro Forma Combined
Revenues:
Leasing and service revenue:
Modular leasing	$297,821	$—		$47,091	$—		$344,912	$41,493	$209,237	$—		$—	$595,642
Modular delivery and installation	89,850	—		38,460	—		128,310	16,961	95,547	—		—	240,818
Sales:
New units	36,371	—		4,869	—		41,240	7,924	40,402	—		—	89,566
Rental units	21,900	—		3,493	—		25,393	4,405	27,510	—		—	57,308
Total revenues	445,942	—		93,913	—		539,855	70,783	372,696	—		—	983,334
Costs:
Cost of leasing and services:
Modular leasing	83,588	—		16,152	—		99,740	11,414	61,347	—		—	172,501
Modular delivery and installation	85,477	—		22,394	—		107,871	14,652	78,511	—		—	201,034
Cost of sales:
New units	26,025	—		3,733	—		29,758	6,445	31,676	—		—	67,879
Rental units	12,643	—		1,633	—		14,276	3,356	19,346	—		—	36,978
Depreciation of rental equipment	72,639	—		12,438	5,664	(6a)	90,741	10,808	41,678	—		—	143,227
Gross profit	165,570	—		37,563	(5,664)		197,469	24,108	140,138	—		—	361,715
Expenses:
Selling, general and administrative	162,351	—		33,157	(5,410	)(6b)(6c)	190,098	18,209	101,304	—		—	309,611
Other depreciation and amortization	8,653	—		2,608	374	(6d)	11,635	1,383	8,158	2,000	(4a)	—	23,176
Impairment losses on goodwill	60,743	—		—	—		60,743	—	—	—		—	60,743
Restructuring costs	2,196	—		—	—		2,196	3,164	3,939	—		—	9,299
Currency (gains) losses, net	(12,878)	10,830	(5a)	—	—		(2,048)	—	—	—		—	(2,048)
Other income (expense), net	2,827	—		—	—		2,827	(227)	3,522	—		—	6,122
Loss on reorganization items, net	—	—		—	—		—	92,450	—	—		—	92,450
Operating income (loss)	(58,322)	(10,830)		1,798	(628)		(67,982)	(90,871)	23,215	(2,000)		—	(137,638)

See notes to unaudited pro forma condensed combined statement of operations.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands, except loss per share data)

	Historical			Historical				Historical ModSpace (Reclassed)
	WillScot for the twelve months ended December 31, 2017	Business Combination Adjustment		Acton from January 1, 2017 to December 20, 2017	Acton Acquisition Adjustment		Pro Forma As Adjusted	January 1, 2017 to March 2, 2017 (Predecessor)	March 3, 2017 to December 31, 2017 (Successor)	ModSpace Acquisition Adjustments		Other Financing Transaction Adjustments		Pro Forma Combined
Interest expense	119,308	(77,373	)(5b)	5,049	4,199	(6e)	51,183	15,275	25,137	—		31,072	(4d)	122,667
Interest income	(12,232)	12,177	(5b)	—	—		(55)	—	—	—		—		(55)
Income (loss) from continuing operations before income tax	(165,398)	54,366		(3,251)	(4,827)		(119,110)	(106,146)	(1,922)	(2,000)		(31,072)		(260,250)
Income tax expense (benefit)	(936)	14,026	(5c)	—	(2,084	)(6f)	11,006	(9,516)	(9,023)	(516	)(4b)	(8,016	)(4e)	(16,065)
Income (loss) from continuing operations	(164,462)	40,340		(3,251)	(2,743)		(130,116)	(96,630)	7,101	(1,484)		(23,056)		(244,185)
Income (loss) from discontinued operations, net of tax	14,650	—		—	—		14,650	—	—	—		—		14,650
Net income (loss)	(149,812)	40,340		(3,251)	(2,743)		(115,466)	(96,630)	7,101	(1,484)		(23,056)		(229,535)
Less net loss attributable to non—controlling interest, net of tax	(2,110)	—		—	—		(2,110)	—	—	(20,095	)(4c)	—		(22,205)
Total income (loss) loss attributable to WSC	$(147,702)	$40,340		$(3,251)	$(2,743)		$(113,356)	$(96,630)	$7,101	$18,611		$(23,056)		$(207,330)
Net loss per share attributable to WSC—basic and diluted (4f)
Continuing operations	$(8.21)						$(1.77)							$(2.50)
Weighted Average Shares
Basic and diluted	19,760,189	52,459,585					72,219,774							—
Total pro forma shares outstanding	—	—					—							88,678,274

See notes to unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

1. ModSpace Acquisition

On June 21, 2018, we and Merger Sub, entered into the Merger Agreement with ModSpace and NANOMA LLC, solely in its capacity as the representative of the Holders (as defined therein). Subject to adjustments contemplated by the Merger Agreement, including a net working capital adjustment, the aggregate consideration payable to the sellers of ModSpace in connection with the ModSpace Acquisition consists of (i) $1,063,750 in cash (the “Cash Consideration”), (ii) 6,458,500 shares of our Common Stock (the “Common Stock Consideration”), and (iii) warrants to purchase an aggregate of 10,000,000 shares of our Common Stock at an exercise price of $15.50 per share (the “ModSpace Warrants”).

The following table summarizes the components of the estimated total purchase price included in the pro forma condensed combined financial statements as if the acquisition had been completed on March 31, 2018:

Cash Consideration, net of cash acquired	$1,063,750
Fair value of the Common Stock Consideration (assumes a per share price on Nasdaq of $15.80 on July 20, 2018)	102,045
Fair value of the ModSpace Warrants (1)	39,100
Estimated total purchase price	$1,204,895

(1)                                 Fair value of the ModSpace Warrants was preliminarily determined utilizing a Black-Scholes model resulting in a $3.91 per warrant fair value. The warrant fair value determination is preliminary, subject to management’s final determination and based on our Common Stock per share closing price on NASDAQ of $15.80 on July 20, 2018.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under the provisions of ASC 805 and was based on the historical financial information of WillScot and ModSpace. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets to be acquired based on their estimated fair values as of the date the acquisition is consummated. Such fair values are based on available information and certain assumptions that we believe are reasonable. Management has made a preliminary allocation of the estimated purchase price to the tangible (including rental equipment) and intangible assets to be acquired and liabilities to be assumed based on various preliminary estimates. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are subject to completion of an ongoing assessment and will be available as soon as practicable but no later than one year after the consummation of the ModSpace Acquisition. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The results of the final allocation could be materially different from the preliminary allocation set forth in these unaudited pro forma condensed combined financial statements, including but not limited to, the allocations related to identifiable intangible assets, rental equipment, property, plant and equipment, inventories, deferred taxes, goodwill, other depreciation and amortization, interest expense and income taxes:

Under the Merger Agreement, certain assets and liabilities will not transfer to us. Accordingly, pro forma adjustments have been reflected in the unaudited pro forma

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Continued)

(in thousands, except share and per share data)

1. ModSpace Acquisition (Continued)

condensed combined balance sheet to exclude these net liabilities from the purchase price allocation of the acquired business:

Accrued Interest	2,202
Current Portion of Long-Term Debt	449,759
Long Term Debt	58,904
Net Liabilities not Acquired	$510,865

The following table summarizes the preliminary purchase price allocation. ModSpace emerged from bankruptcy in March 2017 applying fresh start accounting which resulted in a revaluing of its balance sheet at the time. Based on preliminary valuation procedures which are subject to completion upon the closing, limited fair value adjustments were identified given the close proximity to the application of fresh start accounting. The table reflects the allocation of fair value as if the ModSpace Acquisition had been completed on March 31, 2018:

Purchase Price	$1,204,895
Cash and cash equivalents	9
Trade receivable, net	65,272
Inventories	7,783
Prepaid expenses and other current assets	6,069
Rental equipment	847,374
Property, plant and equipment, net	123,546
Other intangibles	12,096
Other assets	164
Total identifiable assets acquired	1,062,313
Accounts payable	6,700
Accrued liabilities	26,738
Deferred revenue and customer deposits	13,426
Deferred tax liabilities, net	44,872
Total liabilities assumed	91,736
Total Pro Forma Goodwill	$234,318

2. Accounting Policies and Reclassifications

During the preparation of these unaudited pro forma condensed combined financial statements, we made a preliminary assessment as to any material differences between our accounting policies and ModSpace’s accounting policies. These unaudited pro forma condensed combined financial statements do not adjust for or assume any material differences in accounting policies between us and ModSpace.

Following the ModSpace Acquisition, ModSpace will conform to our accounting policies and financial statement presentation classifications. We will also be evaluating areas of operations in which ModSpace had an accounting policy for which we do not have an

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Continued)

(in thousands, except share and per share data)

2. Accounting Policies and Reclassifications (Continued)

accounting policy. For these matters we will make an accounting policy election post transaction close, as appropriate, to reflect any material changes in operating practices.

Financial information presented in the “Historical ModSpace” column in the unaudited pro forma condensed combined balance sheet and statement of operations has been reclassified to conform to our historical presentation as follows (all numbers are stated in thousands unless explicitly stated):

Historical ModSpace Balance Sheet As of March 31, 2018

	Historical ModSpace as of March 31, 2018	Historical ModSpace As Reclassed
Assets
Cash and Cash equivalents	$9	$9
Trade receivables	—	65,272
Inventories	—	7,783
Accounts receivable, net of allowance for doubtful accounts	65,272	—
Lease receivables, net of allowance for doubtful accounts	1,624	—
Prepaid expenses and other current assets	12,228	6,069
Prepaid expenses	—	—
Other assets	—	—
Total Current assets	79,133	79,133
Rental equipment, net	846,512	847,374
Property, plant and equipment, net	—	123,546
Other property and equipment, net	123,546	—
Other assets	—	—
Goodwill	—	—
Intangible assets, net	12,814	12,814
Goodwill and other intangibles	—	—
Other non-current assets	1,026	164
Total Long-Term Assets	983,898	983,898
Total Assets	1,063,031	1,063,031

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Continued)

(in thousands, except share and per share data)

2. Accounting Policies and Reclassifications (Continued)

	Historical ModSpace as of March 31, 2018	Historical ModSpace As Reclassed
Liabilities
Accounts payable	$6,700	$6,700
Accrued liabilities	—	26,738
Accrued expenses	31,170	—
Accrued interest	—	2,202
Deferred gain on sale of other property and equipment	—	—
Deferred revenue and customer deposits	—	13,426
Advance rents	11,196	—
Current portion of long-term debt	—	449,759
Current portion of term loans	5,664	—
Term loans	—	—
Asset based revolver	444,095	—
Senior notes	—	—
Deferred income taxes	—	—
Total current liabilities	498,825	498,825
Long-term debt	—	58,904
Term loans	58,904	—
Asset based revolver	—	—
Senior notes	—	—
Deferred tax liabilities	—	45,057
Deferred income taxes	45,057	—
Deferred revenue and customer deposits	—	—
Other non-current liabilities	—	—
Long-term liabilities	103,961	103,961
Total Liabilities	602,786	602,786
Commitments and contingencies
Class A common stock	—	292
Class B common stock	—	—
Common stock	292	—
Preferred Stock	—	—
Additional paid-in capital	445,157	450,127
Successor additional paid-in-capital	—	—
Warrants	4,970	—
Accumulated other comprehensive income (loss)	1,784	1,784
Accumulated deficit	—	8,042
Retained earnings	8,042	—
Total shareholder’s equity	460,245	460,245
Non-controlling interest	—	—
Total equity	460,245	460,245
Total liabilities and equity	$1,063,031	$1,063,031

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Continued)

(in thousands, except share and per share data)

2. Accounting Policies and Reclassifications (Continued)

Historical ModSpace Statement of Operations for the Three Months Ended March 31, 2018

	Historical ModSpace for the three months ended March 31, 2018	Historical ModSpace As Reclassed
Revenues:
Leasing and service revenues:
Modular leasing	$—	$66,486
Modular delivery and installation	—	24,852
Leasing	63,734	—
Sales:
New units	10,073	10,553
Rental units	—	7,451
Lease units	7,451	—
Delivery, installation and site services	28,097	—
Total revenues	109,355	109,342
Costs:
Cost of leasing and services:
Modular leasing	—	17,260
Modular delivery and installation	—	20,623
Delivery, installation and site services	21,279	—
Cost of sales:
New units	7,718	7,843
Rental units	—	4,612
Lease units	4,612	—
Depreciation of rental equipment	—	11,762
Depreciation	11,762	—
Maintenance and other	21,773	—
Gross Profit	42,211	47,242
Expenses:
Selling, general and administrative	33,706	37,769
Other depreciation and amortization	—	2,796
Impairment losses on goodwill	—	—
Goodwill impairment charge	—	—
Currency (gains) losses, net	—	—
Other income (expense), net	—	(1,828)
Restructuring costs	—	—
Loss on reorganization item, net	—	—
Operating income (loss)	8,505	8,505

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

2. Accounting Policies and Reclassifications (Continued)

	Historical ModSpace for the three months ended March 31, 2018	Historical ModSpace As Reclassed
Interest expense	—	7,773
Interest income	—	—
Interest, including amortization of deferred financing costs	7,773	—
Income (loss) from continuing operations before income tax	732	732
Income tax expense (benefit)	(209)	(209)
Income (loss) from continuing operations	941	941
Income (loss) from discontinued operations, net of tax	—	—
Net income (loss)	941	941
Less net loss attributable to non-controlling interest, net of tax	—	—
Total income (loss) attributable to WSC	$941	$941

Historical ModSpace Statement of Operations for the Three Months Ended March 31, 2017

	Historical ModSpace from January 1, 2017 to March 2, 2017 (Predecessor)	Historical ModSpaceAs reclassed from January 1, 2017 to March 2, 2017 (Predecessor)	Historical ModSpace from March 3, 2017 to March 31, 2017 (Successor)	Historical ModSpace As reclassed from March 3, 2017 to March 31, 2017 (Successor)
Revenues:
Leasing and service revenues:
Modular leasing	$—	$41,493	$—	$11,575
Modular delivery and installation	—	16,961	—	10,294
Leasing	39,110	—	9,864	—
Sales:
New units	7,944	7,924	3,751	3,746
Rental units	—	4,405	—	3,543
Lease units	4,405	—	3,543	—
Delivery, installation and removal	19,307	—	12,001	—
Total revenues	70,766	70,783	29,159	29,158

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

2. Accounting Policies and Reclassifications (Continued)

	Historical ModSpace from January 1, 2017 to March 2, 2017 (Predecessor)	Historical ModSpaceAs reclassed from January 1, 2017 to March 2, 2017 (Predecessor)	Historical ModSpace from March 3, 2017 to March 31, 2017 (Successor)	Historical ModSpace As reclassed from March 3, 2017 to March 31, 2017 (Successor)
Costs:
Cost of leasing and services:
Modular leasing	—	11,414	—	6,144
Modular delivery and installation	—	14,652	—	8,773
Delivery, installation and removal	14,941	—	8,881	—
Cost of sales:
New units	6,445	6,445	2,741	2,742
Rental units	—	3,356	—	2,730
Lease units	3,356	—	2,730	—
Depreciation of rental equipment	—	10,808	—	3,726
Depreciation	10,808	—	3,726	—
Maintenance and other	14,181	—	6,709	—
Gross Profit	21,035	24,108	4,372	5,043
Expenses:
Selling, general and administrative	16,292	18,209	11,433	10,771
Other depreciation and amortization	—	1,383	—	772
Impairment losses on goodwill	—	—	—	—
Goodwill impairment charge	—	—	—	—
Currency (gains) losses, net	—	—	—	—
Other income (expense), net	—	(227)	—	561
Restructuring costs	3,164	3,164	135	135
Loss on reorganization items, net	92,450	92,450	—	—
Operating income (loss)	(90,871)	(90,871)	(7,196)	(7,196)
Interest expense	—	15,275	—	2,585
Interest income	—	—	—	—
Interest, including amortization of deferred financing costs	15,275	—	2,585	—
Income (loss) from continuing operations before income tax	(106,146)	(106,146)	(9,781)	(9,781)
Income tax expense (benefit)	(9,516)	(9,516)	(3,834)	(3,834)
Income (loss) from continuing operations	(96,630)	(96,630)	(5,947)	(5,947)
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss)	(96,630)	(96,630)	(5,947)	(5,947)
Less net loss attributable to non-controlling interest, net of tax	—	—	—	—
Total income (loss) attributable to WSC	$(96,630)	$(96,630)	$(5,947)	$(5,947)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

2. Accounting Policies and Reclassifications (Continued)

Historical ModSpace Statement of Operations for the Year Ended December 31, 2017

	Historical ModSpace from March 3, 2017 to September 30, 2017 (Successor)	Historical ModSpace As Reclassed from March 3, 2017 to September 30, 2017 (Successor) [A]	Historical ModSpace from October 1, 2017 to December 31, 2017 (Successor)	Historical ModSpace As Reclassed from October 1, 2017 to December 31, 2017 (Successor) [B]	Historical ModSpace As Reclassed from March 3, 2017 to December 31, 2017 (Successor) [A] + [B]	Historical ModSpace from January 1, 2017 to March 2, 2017 (Predecessor)	Historical ModSpace As reclassed from January 1, 2017 to March 2, 2017 (Predecessor) [C]
Revenues:
Leasing and service revenues:
Modular leasing	$—	$143,262	$—	$65,975	$209,237	$—	$41,493
Modular delivery and installation	—	71,230	—	24,317	95,547	—	16,961
Leasing	134,521	—	63,728	—	—	39,110	—
Sales:	—	—	—	—	—	—	—
New units	31,788	31,745	8,573	8,657	40,402	7,944	7,924
Rental units	—	18,380	—	9,130	27,510	—	4,405
Lease units	18,380	—	9,130	—	—	4,405	—
Delivery, installation and removal	79,924	—	26,682	—	—	19,307	—
Total revenues	264,613	264,617	108,113	108,079	372,696	70,766	70,783
Costs:
Cost of leasing and services:
Modular leasing	—	43,954	—	17,393	61,347	—	11,414
Modular delivery and installation	—	58,671	—	19,840	78,511	—	14,652
Delivery, installation and removal	59,643	—	19,970	—	—	14,941	—
Cost of sales:	—	—	—	—	—	—	—
New units	24,724	24,676	6,960	7,000	31,676	6,445	6,445
Rental units	—	13,342	—	6,004	19,346	—	3,356
Lease units	13,342	—	6,004	—	—	3,356	—
Depreciation of rental equipment	—	29,811	—	11,867	41,678	—	10,808
Depreciation	29,811	—	11,867	—	—	10,808	—
Maintenance and other	49,763	—	20,531	—	—	14,181	—
Gross Profit	87,330	94,163	42,781	45,975	140,138	21,035	24,108
Expenses:
Selling, general and administrative	70,868	68,731	32,089	32,573	101,304	16,292	18,209
Other depreciation and amortization	—	5,436	—	2,722	8,158	—	1,383
Impairment losses on goodwill	—	—	—	—	—	—	—
Goodwill impairment charge	—	—	—	—	—	—	—
Currency (gains) losses, net	—	—	—	—	—	—	—
Other income (expense), net	—	3,534	—	(12)	3,522	—	(227)
Restructuring costs	1,722	1,722	2,217	2,217	3,939	3,164	3,164
Loss on reorganization items, net	—	—	—	—	—	92,450	92,450
Operating income (loss)	14,740	14,740	8,475	8,475	23,215	(90,871)	(90,871)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

2. Accounting Policies and Reclassifications (Continued)

	Historical ModSpace from March 3, 2017 to September 30, 2017 (Successor)	Historical ModSpace As Reclassed from March 3, 2017 to September 30, 2017 (Successor) [A]	Historical ModSpace from October 1, 2017 to December 31, 2017 (Successor)	Historical ModSpace As Reclassed from October 1, 2017 to December 31, 2017 (Successor) [B]	Historical ModSpace As Reclassed from March 3, 2017 to December 31, 2017 (Successor) [A] + [B]	Historical ModSpace from January 1, 2017 to March 2, 2017 (Predecessor)	Historical ModSpace As reclassed from January 1, 2017 to March 2, 2017 (Predecessor) [C]
Interest expense	—	17,516	—	7,621	25,137	—	15,275
Interest income	—	—	—	—	—	—	—
Interest, including amortization of deferred financing costs	17,516	—	7,621	—	—	15,275	—
Income (loss) from continuing operations before income tax	(2,776)	(2,776)	854	854	(1,922)	(106,146)	(106,146)
Income tax expense (benefit)	(3,834)	(3,834)	(5,189)	(5,189)	(9,023)	(9,516)	(9,516)
Income (loss) from continuing operations	1,058	1,058	6,043	6,043	7,101	(96,630)	(96,630)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	—
Net income (loss)	1,058	1,058	6,043	6,043	7,101	(96,630)	(96,630)
Less net loss attributable to non-controlling interest, net of tax	—	—	—	—	—	—	—
Total income (loss) attributable to WSC	$1,058	$1,058	$6,043	$6,043	$7,101	$(96,630)	$(96,630)

Historical Acton Statement of Operations for the Year Ended December 31, 2017 and for the Three Months Ended March 31, 2017

Transaction costs of $5,480 and $104 in Acton’s historical statement of operations for the year-ended December 31, 2017 and the three months ended March 31, 2017, respectively, were reclassified to selling, general and administrative to conform to our historical presentation.

3. Unaudited Pro Forma Balance Sheet Adjustments (all numbers are stated in thousands unless explicitly stated):

a)                                     Represents an adjustment to reflect the Cash Consideration paid in connection with the ModSpace Acquisition of $1,063,750.

b)                                     This estimated fair value adjustment for rental equipment (currently $0) is preliminary and is subject to change based upon management’s final determination. As a result of ModSpace’s emergence from bankruptcy in March 2017 and the application of fresh start accounting, its balance sheet was adjusted to fair value at that time.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

3. Unaudited Pro Forma Balance Sheet Adjustments (all numbers are stated in thousands unless explicitly stated):

c)                                      Represents an adjustment to goodwill to reflect the balance that would have been recorded if the ModSpace Acquisition had occurred on March 31, 2018. We have preliminarily allocated the purchase price to the net tangible and intangible assets based upon their estimated fair values at the closing date of the ModSpace Acquisition. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired has been recorded as goodwill at March 31, 2018.

d)                                     Represents the adjustments to record identified intangible assets at fair value. The fair value estimate for identifiable intangible assets in the accompanying unaudited pro forma condensed combined financial statements is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identified intangibles may differ from this preliminary determination. The fair value of identifiable intangible assets was primarily determined using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions used in the income approach from the perspective of a market participant include the estimated net cash flows for each year for each project or product (including net revenues, cost of product sales, selling and marketing costs and working capital/asset contributory asset charges), the discount rate that measures the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

A summary of the intangible assets recorded in connection with the ModSpace Acquisition is as follows:

Intangible Assets Acquired at Fair Value
Trade names and trademarks	$3,000
Customer list	5,000
Leasehold interest	4,096
Total FV of intangible assets	12,096
Less: NBV of intangible assets	(12,814)
Net Pro Forma Adjustment	$(718)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

3. Unaudited Pro Forma Balance Sheet Adjustments (all numbers are stated in thousands unless explicitly stated): (Continued)

e)                                      Represents an adjustment to record non-recurring transaction costs of $36,144 incurred by us as part of the ModSpace Acquisition as follows

Total Transaction Costs	$66,769
Less: Debt cost to be amortized	(27,990)
Less: Equity issuance cost	(6,690)
Plus: Employee Bonus	4,055
Non-Recurring Transaction Cost	$36,144

f)                                       Represents the adjustments to eliminate ModSpace’s long-term debt and related accrued interest not assumed by us.

g)                                      The identified basis differences between the adjusted fair value based on the preliminary purchase price allocation and historic carrying value have been tax effected at the statutory tax rate of 25.8% as if the ModSpace Acquisition occurred on March 31, 2018. The estimate of deferred tax balances is preliminary and is subject to change based upon our final determination of the fair value of assets acquired and liabilities assumed by jurisdiction, including the final allocation across such legal entities and related jurisdictions.

Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore, incorporates the effects of the US Tax Cuts and Jobs Act (“2017 Tax Act”) signed into law on December 22, 2017. Provisional amounts based on management’s reasonable estimates of the effects of the 2017 Tax Act have been reflected in the unaudited pro forma condensed combined financial information, as the full determination of the accounting implications of the 2017 Tax Act has not yet been completed.

In addition, deferred taxes associated with non-recurring items as described in note 3 (e) are included in the balance sheet at the statutory tax rates of the applicable jurisdictions.

Our results for income taxes presented herein is our best estimate based on the factors described herewith. The tax results may differ from the actual tax balances and effective tax rates of the combined company and is dependent on several factors including fair value adjustments and post-combination restructuring actions. For the foregoing reasons, we have not adjusted any historic valuation allowances of the combined company in these statements which may differ from actual results.

h)                                     Represents an adjustment to (i) reflect the issuance of the Common Stock Consideration based on the closing price of $15.80 per share on Nasdaq on July 20, 2018; (ii) reflect the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

3. Unaudited Pro Forma Balance Sheet Adjustments (all numbers are stated in thousands unless explicitly stated): (Continued)

issuance of the ModSpace Warrants at an exercise price equal to $15.50 per share; and (iii) eliminate ModSpace’s remaining historical stockholders’ equity, as follows:

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Non- controlling Interest	Total Stockholders’ Equity
Elimination of historical ModSpace Equity	$(292)	$(450,127)	$(1,784)	$(8,042)	$—	$(460,245)
Estimated non-recurring transaction costs adjusted for related tax effects	—	—		(28,570)	—	(28,570)
Issuance of warrants	—	39,100	—	—	—	39,100
Issuance of common stock, par value $0.0001 per share	1	102,044	—	—	—	102,045
Net assets attributable to non-controlling interest due to the issuance of equity	—	(6,652)	—	—	6,652	—
	$291	$(315,635)	$(1,784)	$(36,612)	$6,652	$(347,670)

i)                                         Represents an adjustment to non-controlling interest as a result of the $121.3 million proceeds from the Equity Offering being contributed to our less than wholly owned subsidiary, Williams Scotsman Holdings Corp. (“WS Holdings”). The non-controlling interest is reduced from 10% to approximately 9.1%.

j)                                        Reflects proceeds from the issuance of $300,000 of Secured Notes, $200,000 of Unsecured Notes and total borrowings of $852,300 under the ABL Facility and the Amended ABL Facility, which represents an incremental $505,025 in proceeds. The Secured Notes Offering proceeds are net of $6,539 in deferred financing fees, which will be amortized and recorded as interest expense based on the effective interest method over the life of the loan. The deferred financing cost related to the ABL Facility of $20,092 are capitalized and amortized as interest expense over the loan term on a straight line basis. The Unsecured Financing proceeds are net of $1,359 in deferred financing fees, which will be amortized and recorded as interest expense based on the effective interest method over the life of the loan. In connection with the Equity Offering, we granted the underwriters a 30 day option to purchase up to an additional 1,200,000 shares of our Common Stock at $16.00 per share less underwriting discounts. In the event the underwriters exercise this option in whole or in part we expect to reduce on a dollar for dollar basis the size of our incremental borrowings under the Amended ABL Facility. A reduction in incremental borrowings under the Amended ABL Facility of $1 million would cause our interest expense presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, the three months ended March 31, 2017 and the three months ended March 31, 2018 to decrease by approximately $46 thousand, $12 thousand and $12 thousand, respectively. We expect the Bridge Facilities to be undrawn at the closing of the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

3. Unaudited Pro Forma Balance Sheet Adjustments (all numbers are stated in thousands unless explicitly stated): (Continued)

Financing Transactions, and thus the proceeds and deferred financing fees of such have not been reflected.

Secured Notes Offering	$300,000
Amended ABL Facility	852,300
Unsecured Financing	200,000
Less: Secured Notes Offering Fees	(6,539)
Less: Amended ABL Financing Fees	(20,092)
Less: Unsecured Financing Fees	(1,359)
Less: ABL Facility Borrowings	(347,275)
Total Debt Financing Adjustment	$977,035

k)             Represents the estimated issuance of 8,000,000 shares of Common Stock at fair value of $16.00. The par value of the shares is $0.0001 per share. In connection with the Equity Offering, we granted the underwriters a 30 day option to purchase up to an additional 1,200,000 shares of our Common Stock at $16.00 per share less underwriting discounts. In the event the underwriters exercise this option in whole or in part we expect to reduce on a dollar for dollar basis the size of our incremental borrowings under the Amended ABL Facility. A reduction in incremental borrowings under the Amended ABL Facility of $1 million would cause our interest expense presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, the three months ended March 31, 2017 and the three months ended March 31, 2018 to decrease by approximately $46 thousand, $12 thousand and $12 thousand, respectively.

Equity Offering	$128,000
Less: Financing fees	(6,690)
Total Equity Offering	$121,310

4. Unaudited Pro Forma Statement of Operations Adjustments:

a)             Represents the incremental amortization expense relating to the fair value purchase accounting adjustments for the Acquisition, as follows:

	Estimated Useful Life	Estimated Fair Value	Three months ended March 31, 2018	Three months ended March 31, 2017	Year ended December 31, 2017
Trade names and trademarks	2 years	$3,000	$375	$375	$1,500
Customer list	10 years	5,000	125	125	500
Leasehold interest	6.2 years	4,096	165	165	660
Less: historical amortization			(165)	(165)	(660)
Net Pro Forma Adjustment			$500	$500	$2,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

4. Unaudited Pro Forma Statement of Operations Adjustments: (Continued)

b)             This adjustment reflects the income tax expense/benefit effects of the unaudited pro forma adjustments based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the ModSpace Acquisition. Further, the combined company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general, under Section 382 of the Internal Revenue Code (“Code’), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (referred to as “NOLs”) to offset future taxable income. Tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the annual period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore incorporates effects of the US 2017 Tax Act signed on December 22, 2017. Provisional amounts based on management’s reasonable estimates of the effects of the 2017 Tax Act have been reflected in the unaudited pro forma condensed combined financial information, as the full determination of the accounting implications of the 2017 Tax Act has not yet been completed. Because the combined company will be in tax loss position in 2017, all pro-forma adjustments for US tax effects are at the US (federal and state) statutory tax rate of 25.8% since the adjustments represent future deductible or taxable temporary differences.

c)              Reflects the pro forma adjustment for the change in non-controlling interest as a result of dilution from the issuance of additional WS Holdings shares issued as referenced in note 3(i). The non-controlling interest was reduced from 10% to approximately 9.1%. In connection with the Business Combination, the non-controlling interest holder (“Sapphire”), an affiliate of our controlling stockholder, was issued (i) 8,024,419 shares of common stock WS Holdings, which shares will be exchangeable for shares of our Common Stock and (ii) 8,024,419 shares of our Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) representing a non-economic voting interest in us. Upon conversion or cancellation of any WS Holdings shares, the corresponding shares of our Class B Common Stock are automatically canceled for no consideration. Each share of common stock of WS Holdings shall be converted upon exchange into that number of shares of our Common Stock as determined by an exchange ratio which shall be calculated based on (1) the aggregate ownership percentage of the exchanging holder of common stock of WS Holdings issued and outstanding on the date of the exercise notice and (2) the aggregate number of shares of our Common Stock issued and outstanding as of the same date. In determining such calculation, the following factors shall be taken into account: (i) any exercise or failure to exercise preemptive rights, (ii) any stock split, dividend, recapitalization or similar change in our Common Stock or the common stock of WS Holdings, (iii) any issuance of our Common Stock in connection with an acquisition transaction or debt financing or (iv) issuance of equity in connection with certain dilutive events under the WS Holdings shareholders agreement. In addition, the exchange ratio shall be adjusted to eliminate the dilutive effects of any release of our Common Stock

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

4. Unaudited Pro Forma Statement of Operations Adjustments: (Continued)

from escrow pursuant to the Earnout Agreement (as defined below), the existence of any outstanding warrants, the termination of any lock-up on the warrants exercisable for our Common Stock, and the issuance of any shares of our Common Stock upon exercise of warrants.

d)             Reflects the incremental interest expense related to our debt structure after the ModSpace Acquisition, comprised of the indebtedness represented by the Secured Notes, the Unsecured Notes and the borrowings under the Amended ABL Facility, as follows:

	Three months ended March 31, 2018	Three months ended March 31, 2017	Year ended December 31, 2017
Interest on incremental borrowings under the Amended ABL Facility	$5,800	$5,800	$23,198
Interest on the Secured Notes	5,450	5,429	21,747
Interest on the Unsecured Notes	5,053	5,048	20,197
Amortization of deferred financing cost	1,609	1,577	6,342
Reversal of ModSpace historical interest	(7,773)	(17,860)	(40,412)
Net Pro Forma Adjustment	$10,139	$(6)	$31,072

We expect the Bridge Facilities to be undrawn at the closing of the ModSpace Acquisition as a result of the Financing Transactions, and thus the incremental interest expense of such have not been reflected herein.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

4. Unaudited Pro Forma Statement of Operations Adjustments: (Continued)

The pro-forma combined interest expense for the year ended December 31, 2017 and three months ended March 31, 2018 and 2017 is comprised as follows:

Debt Instrument	Expense Type	Three months ended March 31, 2018	Three months ended March 31, 2017	Year ended December 31, 2017
Existing
$300M @ 7.875% Secured Notes (1)	Interest Expense	$5,841	$5,906	$23,821
	Bridge Take-out Fee (actual)	—	—	3,750
	Debt Issuance Cost Amortization	380	386	1,569
ABL Facility @ 4.02% (1)	Interest Expense	3,839	1,467	6,151
	Interest Expense (Acton Purchase Effected—237M of Additional Borrowings Assumed)	—	2,362	9,248
	Debt Issuance Cost Amortization	817	817	3,263
Sale-Leaseback, Capital Lease, and Other Financing Obligations (Actuals)	Interest Expense	808	776	3,050
	Debt Issuance Cost Amortization	50	74	331
Other	Interest Income	(16)	—	—
Amended ABL Facility (Upsize to Principal balance of $852M, representing the $505M incremental borrowings)	Interest Expense	5,800	5,800	23,198
	Debt Issuance Cost Amortization	1,256	1,256	5,023
Secured Notes Offering	Interest Expense	5,450	5,429	21,747
	Debt Issuance Cost Amortization	294	273	1,122
Unsecured Financing	Interest Expense	5,053	5,048	20,197
	Debt Issuance Cost Amortization	59	48	197
	Total Pro Forma Interest Expense	$29,631	$29,642	$122,667

(1)         For the years ended December 31, 2017 the historical interest expense reflects one month of actual interest expense for the Secured Notes and ABL Facility as a result of the Business Combination. The pro forma adjustment for the year ended December 31, 2017 reflects an increase in interest expense as if these instruments had been outstanding for the full twelve month period. The pro forma adjustment for the three months ended March 31, 2017 represents interest expense as if the facilities were outstanding for the full three month period as there was no historical interest expense related to these instruments.

Interest on outstanding borrowings under the Amended ABL Facility are based off the London Interbank Offered Rate (LIBOR) depending upon the date of borrowing. The 4.6% per annum rate used in the above calculation represents the current interest rate WSII is paying on the $347,275 of outstanding borrowings under the ABL Facility. A 1/8% change in interest rate to the drawn portion of the ABL Facility which is subject to a variable interest rate would increase or decrease the pro forma cash interest expense on the $852,300 of outstanding borrowings by approximately $1,065 annually and $266 for the three months ended March 31, 2018 and 2017. A 1/8% change in interest on the Senior

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

4. Unaudited Pro Forma Statement of Operations Adjustments: (Continued)

Secured Notes, which is subject to a fixed interest rate, would increase or decrease the pro forma cash interest expense by approximately $375 annually, and $94 for the three months ended March 31, 2018 and 2017. A 1/8% change in interest on Unsecured Notes which is subject to a fixed interest rate would increase or decrease the pro forma cash interest expense by approximately $250 annually, and $63 for the three months ended March 31, 2018 and 2017.

e)              This adjustment reflects the income tax expense/benefit effects of the unaudited pro forma Financing Adjustments based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the ModSpace Acquisition. Provisional amounts are based on management’s reasonable estimates of the effects of the 2017 Tax Act have been reflected in the unaudited pro forma condensed combined financial information, as the full determination of the accounting implications of the 2017 Tax Act has not yet been completed. Because the combined pro-forma company will be in tax loss position in 2017, all pro-forma adjustments for US tax effects are at the federal and state US statutory tax rate of 25.8% since the adjustments represent future deductible or taxable temporary differences.

f)               Pro forma loss per common share for the year ended December 31, 2017, and three months ended March 31, 2018 and March 31, 2017 has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding has been calculated as if the shares issued in the Equity Offering and for the Common Stock Consideration had been issued and outstanding on January 1, 2017.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

4. Unaudited Pro Forma Statement of Operations Adjustments: (Continued)

The following table sets forth the computation of weighted average common and diluted shares outstanding:

	Three months ended March 31, 2018	Three months ended March 31, 2017	Year ended December 31, 2017
Historical WillScot weighted average shares	77,189,774	14,545,833	19,760,189
Recapitalization as a result of the Business Combination (1)	—	57,673,941	52,459,585
Adjusted Weighted Average Shares as a Result of the Business Combination	77,189,774	72,219,774	72,219,774
Weighted average shares for the Equity Offering	8,000,000	8,000,000	8,000,000
Adjusted Weighted Average Shares as a Result of the Offering	85,189,774	80,219,774	80,219,774
Common Stock Consideration for the ModSpace Acquisition	6,458,500	6,458,500	6,458,500
Release of founders shares upon Qualifying Acquisition (2)	2,000,000	2,000,000	2,000,000
Pro Forma Weighted Average Shares Outstanding	93,648,274	88,678,274	88,678,274

(1)         Represents the incremental shares to reflect the weighted average shares outstanding calculation as if the Business Combination had occurred as of January 1, 2017. As the Business Combination occurred in November 2017 the historical weighted average share calculation only includes those shares for part of the year.

(2)         The ModSpace Acquisition, assuming its completion, constitutes a Qualifying Acquisition as defined under the terms of the earnout agreement, by and among Double Eagle Acquisition LLC (“DEAL”) and Harry E. Sloan (together with DEAL, the “Founders”) and Sapphire, entered into at the closing of the business combination with WSII (the “Earnout Agreement”). Upon the completion of a Qualifying Acquisition, 2,000,000 shares will be released from escrow to the Founders. There will be 4,212,500 shares remaining in escrow following the consummation of the Qualifying Acquisition. The remaining shares will be released from escrow if the closing price of our Common Stock exceeds $15.00 per share for 20 out of any 30 consecutive trading days or, if the $15.00 price trigger is not satisfied, cancelled by the Company following the third anniversary of the Business Combination.

The unaudited pro forma condensed combined statement of operations and pro forma combined balance sheet do not give effect to the elimination of non-recurring reorganization gains, synergies as a result of restructuring, losses, or expenses incurred in connection with ModSpace’s exit from bankruptcy in March 2017. In addition, included within our historical statement of operations for the year ended December 31, 2017 are the following costs; (i) $15,112 from related to corporate and other segment; (ii) $60,743 in goodwill impairment;

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

4. Unaudited Pro Forma Statement of Operations Adjustments: (Continued)

(iii) $23,881 in transaction fees; (iv) $9,382 in Algeco long-term incentive plans; (v) currency gains of $12,878; (vi) restructuring costs of $2,196; and (vii) other expense of 2,515.

5. Business Combination:

a)             Represents the elimination of foreign currency translation loss related to the historical related party debt of the Company that was settled as part of the Business Combination for the three months ended March 31, 2017, and year ended December 31, 2017.

b)             Represents the elimination of the historical interest income and expense associated with related party debt instruments that were settled as part of the Business Combination, and an adjustment to reflect interest expense on (i) the $300 million of Senior Secured Notes placed on the date of the Business Combination and (ii) the ABL Facility as if such instruments were outstanding beginning January 1, 2017.

c)              This adjustment reflects the income tax expense/benefit effects of the unaudited pro forma adjustments based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the ModSpace Acquisition. Because the combined pro-forma company will be in tax loss position in 2017, all pro-forma adjustments for US tax effects are at the federal and state US statutory tax rate of 25.8%.

6. Acquisition of Acton Mobile:

On December 20, 2017, we consummated the Acton Acquisition, pursuant to which we acquired 100% of the issued and outstanding ownership interests of Acton for a cash purchase price of $237.1 million, subject to certain adjustments. Acton owns all of the issued and outstanding membership interests of New Acton Mobile Industries, which provided modular space and portable storage rental services across the US. We funded the Acton Acquisition with cash on hand and borrowings under the ABL Facility. The historical Acton operations have been reflected in a separate column for the period from January 1, 2017 to December 20, 2017 (i.e. the period for which Acton had not been included in our historical financial results) in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, and the period from January 1 to March 31, 2017 for the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2017. The assets and liabilities of Acton have been reflected in our consolidated balance sheet as of December 20, 2017, as such no adjustment is required to the pro forma balance sheet as of March 31, 2018. For a description of the Acton Acquisition, see note 2 of our consolidated financial statements for the year ended December 31, 2017 included in our 2017 10-K.

a)             Represents an adjustment to depreciation expense of $719 and $5,664 as a result of a step up in fair value for rental equipment for the three months ended March 31, 2017 and the period from January 1, 2017 to December 20, 2017, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

(in thousands, except share and per share data)

6. Acquisition of Acton Mobile: (Continued)

b)             Represents the elimination of $104 and $5,480 of non-recurring transaction costs incurred by Acton as part of the Acton Acquisition for the three months ended March 31, 2017 and the period from January 1, 2017 to December 20, 2017, respectively.

c)              Represents an adjustment of $70 to the selling, general and administrative expense as a result of a step-up in fair value of the leases acquired for the year ended December 31, 2017.

d)             Represents the incremental depreciation and amortization expense of $177 and $(83), respectively relating to the fair value of intangible assets and property, other plant and equipment acquired in the Acton Acquisition for the three months ended March 31, 2017 and incremental depreciation and amortization expense of $708 and $(334), respectively relating to the fair value of intangible assets and other property, plant and equipment acquired in the Acton Acquisition for the period from January 1, 2017 to December 20, 2017.

e)              Represents the incremental interest expense of approximately $1,184 and $4,199 related to the incremental indebtedness of $237 million incurred for the Acton Acquisition for three months ended March 31, 2017 and period from January 1, 2017 to December 20, 2017, respectively. The weighted average interest rate of the borrowings was 4.35%.

f)               This adjustment reflects the income tax expense/benefit effects of the unaudited pro forma adjustments based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Acton was a partnership for which no income tax expense was recorded in its historical statement of operations. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the ModSpace Acquisition. Further, following the completion of the ModSpace Acquisition, our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore incorporates effects of the US 2017 Tax Act signed on December 22, 2017. Provisional amounts are based on management’s reasonable estimates of the effects of the 2017 Tax Act have been reflected in the unaudited pro forma condensed combined financial information, as the full determination of the accounting implications of the 2017 Tax Act has not yet been completed. Because the combined pro-forma company will be in tax loss position in 2017, all pro-forma adjustments for US tax effects are at the federal and state US statutory tax rate of 25.8 percent since the adjustments represent future deductible or taxable temporary differences.

The following table provides an unaudited reconciliation of Net loss to Adjusted EBITDA:

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(in thousands)
Consolidated Adjusted EBITDA Reconciliation
Net Loss	$(71,587)	$(30,936)	$(149,812)	$(10,179)	$(6,835)
(Loss) income from discontinued operations, net of tax	(2,634)	32,195	14,650	2,205	—
Loss from continuing operations	(68,953)	(63,131)	(164,462)	(12,384)	(6,835)
Income tax benefit	(34,069)	(24,502)	(936)	(4,869)	(420)
Loss from continuing operations before income tax	(103,022)	(87,633)	(165,398)	(17,253)	(7,255)
Interest expense, net	82,250	84,443	107,076	22,077	11,719
Depreciation and amortization	101,148	78,000	81,292	18,661	26,281
Currency losses (gains), net	11,308	13,098	(12,878)	(2,002)	1,024
Goodwill and other impairments	—	5,532	60,743	—	—
Restructuring costs	9,185	2,810	2,196	284	628
Transaction fees	—	8,419	23,881	—	—
Algeco LTIP expense	—	—	9,382	—	—
Integration costs	—	—	—	—	2,630
Stock compensation expense	—	—	—	—	121
Other expense (a)	7,655	1,845	2,515	179	344
Adjusted EBITDA	$108,524	$106,514	$108,809	$21,946	$35,492

1

Segment Adjusted EBITDA Reconciliation	Modular — US	Modular — Other North America	Corporate & Other	Total
	(in thousands)
Three months ended March 31, 2018
Loss from continuing operations before income tax	$(5,308)	$(1,947)	$—	$(7,255)
Interest expense, net	11,160	559	—	11,719
Depreciation and amortization	22,892	3,389	—	26,281
Currency losses, net	157	867	—	1,024
Restructuring costs	618	10	—	628
Integration costs	2,630	—	—	2,630
Stock compensation expense	121	—	—	121
Other expense (a)	342	2	—	344
Adjusted EBITDA	$32,612	$2,880	$—	$35,492

Three months ended March 31, 2017
Loss from continuing operations before income tax	$(5,530)	$(1,016)	$(10,707)	$(17,253)
Interest expense, net	15,559	1,178	5,340	22,077
Depreciation and amortization	15,163	3,142	356	18,661
Currency gains, net	(1,599)	(187)	(216)	(2,002)
Restructuring costs	—	—	284	284
Other expense (a)	90	2	87	179
Adjusted EBITDA	$23,683	$3,119	$(4,856)	$21,946

Twelve months ended March 31, 2018
Loss from continuing operations before income tax	$(12,123)	$(65,511)	$(77,766)	$(155,400)
Interest expense, net	61,310	3,984	31,424	96,718
Depreciation and amortization	73,374	13,588	1,950	88,912
Currency (gains) losses, net	(9,186)	14	(680)	(9,852)
Goodwill and other impairments	—	60,743	—	60,743
Restructuring costs	944	20	1,576	2,540
Integration costs	2,630	—	—	2,630
Transaction fees	1,841	—	22,040	23,881
Stock compensation expense	121	—	—	121
Algeco LTIP expense	115	—	9,267	9,382
Other expense (a)	725	22	1,933	2,680
Adjusted EBITDA	$119,751	$12,860	$(10,256)	$122,355

(a)                                 Other expense represents primarily acquisition-related costs such as advisory, legal, valuation and other professional fees in connection with actual or potential business combinations, which are expensed as incurred, but do not reflect ongoing costs of the business.

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Liquidity and Capital Resources

Cash increased during the three months ended June 30, 2018 by $5.3 million to $8.2 million. We expect cash provided by operating activities for the three months ended June 30, 2018 of approximately $14.0 million. Cash used in investing activities for the three months ended June 30, 2018 is expected to be approximately $29.2 million as a result of continued strategic investment in refurbishment of existing fleet, purchase of VAPS, and new fleet purchases to maintain and grow units on rent. This is comprised primarily of capital expenditures for rental equipment of approximately $32.7 million, offset by proceeds for sales of rental equipment of approximately $3.9 million.

We expect cash provided by financing activities for the three months ended June 30, 2018 to be $20.7 million as a result of net drawings during the quarter under the ABL Facility to fund operations and our capital investments. At June 30, 2018, we had $219.6 million of available capacity under the ABL Facility, including $153.1 million of available capacity under the US facility and $66.5 million of available capacity under the Canadian facility. We expect the carrying value of all long-term debt outstanding as of June 30, 2018 to be $684.6 million, consisting of $291.5 million of the 2022 Notes, $356.7 million under the US ABL facility and $38.3 million of capital leases and other financing obligations, less $1.9 million of current maturities.

We believe that the preliminary estimates set forth above have been prepared on a reasonable basis and reflect our best estimates and judgments based on currently available information. We have provided approximate amounts or ranges rather than specific amounts for the financial results for the three months ended June 30, 2018, because our financial closing procedures for this period are not yet complete. Estimates of results are inherently uncertain and subject to change, and we undertake no obligations to update this information. Our estimates contained in this offering memorandum may differ materially from our actual results. Our actual results remain subject to the completion of a final review by our management and our board of directors. During the course of the preparation of our quarterly financial statements and related notes for the period ended June 30, 2018, additional items that would require material adjustments to the preliminary estimates presented above may be identified. These preliminary estimates have been prepared by, and are the responsibility of, management. Our auditors have not audited, reviewed, compiled, or applied agreed upon procedures with respect to the preliminary estimated financial data above and, accordingly, do not express an opinion or any other form of assurance with respect thereto. In light of the foregoing, prospective investors are cautioned not to place undue reliance on these estimates. The estimates set forth above were prepared by our management and are based upon a number of assumptions.

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